BY-LAWS OF

VOLUMETRIC FUND, INC.

Article 1 – Offices

The principal office of Volumetric Fund, Inc. (the “Fund”), shall be at 87 Violet Drive, hamlet of Pearl River, Town of Orangetown, County of Rockland, State of New York. The Fund may have offices at such other places within or without the State of New York, as the Board may from time to time determine or the business of the Fund may require.

Article 2 – Shareholders

  Place of Meetings- As determined by the Board of Directors, each shareholder meeting may be held in-person, video conference call, or telephone conference call. In-person meetings of shareholders shall be held at such place as the Chair, President, and the Board shall authorize.

  Annual Meeting- The annual meeting of the shareholders shall be held as the Chair, President and the Board shall authorize. Shareholders shall elect a board, ratify the selection of independent auditor, and transact such other business as may properly come before the meeting.

  Special Meetings- Special meeting of the shareholders may be called by the Chair, by the majority of the Board or independent directors, or by shareholders representing at least 10% of the Fund’s outstanding shares. A written notice of the meeting to shareholders shall state the purpose of the meeting.

  Notice of Meetings of Shareholders- Written notice for each meeting of shareholders shall state the purpose or purposes for why the meeting is called, the location, the date, and the hour of the meeting. Unless it is the annual meeting, the notice shall indicate that it is being issued to each shareholder entitled to vote, by the direction of the person or persons calling for the meeting. Notice may be given personally, telephone, fax, mail or email, not less than seven nor more than sixty days before the date of the meeting.

  Waivers- Notice of the meeting need not be given to any shareholder who signs a waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any shareholder at a meeting, in person or by proxy, shall constitute a waiver of notice by him.

  Quorum of Shareholders- A quorum is obtained when the majority of shares are represented at the meeting, either by person or proxy.

  Proxies- Every shareholder entitled to vote at the meeting of shareholders or to express consent or dissent without a meeting may authorize another person or persons to act for him by proxy.

Every paper proxy must be signed by the shareholder or his attorney in fact. If shareholders are provided the option to vote via the internet or by telephone, confirmation of the shareholder’s identity will be based on a unique identifier assigned to the shareholder or their account, as determined by the Fund.

No proxy shall be valid after expiration of six months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the shareholder executing it, except as otherwise by law.

  Qualification of Voters- Every shareholder of record shall be entitled at every meeting of shareholders to vote for every share standing in his/her name on the record of shareholders.

  Vote of Shareholders- Except as otherwise provided by statute: (a) directors shall be elected by a plurality of the votes cast at the meeting of shareholders, by the shareholders for the shares entitled to vote in the election; (b) all other fund action shall be authorized by the majority of votes cast.

Article 3 – Directors

1.	The Board of Directors- The business of the corporation shall be managed by its Board of Directors, each of whom shall be at least 18 years of age and must be a shareholder. The number of Directors shall be a minimum of six and a maximum ofnine.

2.	Independent Directors- "Independent director" means a person other than an officer or employee of the company or its subsidiaries or any other individual who does not have a relationship, which, in the opinion of the company's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. At least two-thirds (66%) of the Board must be “independent”

3.	Election and Term of Directors- At each annual meeting of shareholders, the shareholders shall elect directors to hold office until the next annual meeting. Each director shall hold office until the expiration of the term for which he is elected and until his/her successor has been elected and qualified, or until his/her prior resignation or removal.

4.	Vacancies- New directors resulting from vacancies in the Board may be filled by a vote of a majority of the directors then in office. A director elected to fill a vacancy caused by resignation, death or removal shall be elected to hold office for the unexpired term of his predecessor.

5.	Removal of Directors- Any or all of the directors may be removed for cause by action of the Board, with a majority vote. Directors may be removed without cause only by vote of the shareholders.

6.	Resignation- A director may resign at any time by giving written notice to the Board, Chair or the President of the Fund. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Board or such officer, and the acceptance of the resignation shall not be necessary to make it effective.

7.	Quorum of Directors- A majority of the independent directors and the majority of the Board shall constitute a quorum for the transaction of business or any specified item of business.

8.	Action of the Board- Unless otherwise required by law, the vote of a majority of the directors present at the time of the vote shall be the act of the Board. The Chair may request, in lieu of a board meeting, a telephone or email vote of board members to act, when a meeting is not feasible for any reason. Each director shall have one vote regardless of the number of shares which he/she may hold.

9.	Place and Time of Board Meetings- The Board may hold its meetings at the office of the corporation or at a mutually convenient location or via telephone conference call, video conference call, or other mutually agreed form of communication. The Board of Directors of the corporation may hold a meeting immediately before or after an annual meeting of shareholders. Regular or special meetings of the Board of Directors shall be held whenever called by the Chair, President, or a majority of the Board of Directors. At least seven days notice of any such meeting shall be given to each Director.

10.	Notice of Meetings of Directors- Notice of any regular or special meetings of the Board of Directors may be given and shall be effective if sent by mail, e-mail or given by telephone or in person to any Director.

11.	Vote by Telephone or Email- Votes will be cast in person. However, if a meeting is held via telephone or video conference call, a vote can be cast during the call. Likewise, email approval is acceptable if voting is requested by email. Any one or more members of the Board of Directors may vote by telephone or email, in lieu of attending the meeting of the Board of Directors.

12.	Committees- A Committee of the Fund shall be composed of at least 3 independent directors appointed by the Board who are not “interested persons” of the Fund or the investment adviser of the Fund. The majority of the entire board may designate from among its members an executive committee and other committees, each consisting of three or more directors. Each such committee shall serve at the pleasure of the board.

13.	Compensation- Compensation may be paid to directors, as such, for their services including for expenses incurred for actual attendance at each meeting of the Board. Nothing herein contained shall be construed to preclude any director from serving the Fund in any other capacity and receiving compensation therefrom.

Article 4 – Officers

  Officers- The officers of the Fund may be the Chair, Chief Executive Officer (CEO), President, Vice President(s), Secretary, Treasurer, Chief Compliance Officer (CCO) and such other officers the Board of Directors may elect. All officers will be appointed by the Board of Directors.

  Removal/Resignation- (a) Any officer elected or appointed by the Board may be removed by the Board with or without a cause. (b) In the event of death, resignation, or removal of an officer, the Board in its discretion may appoint a successor to fill the position. (c) Any two or more offices may be held by the same person.

  Chair- The Chair shall preside over all meetings of shareholders and the Board of Directors.

  Lead Independent Director: The Independent Directors shall elect an Independent Director to represent the Independent Directors for this role.

  Chief Executive Officer (CEO)- Overseas the Fund’s portfolio and operations. The CEO, in the absence of the Chair of the Board, presides at all meetings of the members and the Board of Directors. The CEO will also ensure that all orders and policies of the Board are carried into effect.

  President- The President shall be responsible for the everyday operation of the Fund and shall see that all orders and resolutions of the Board are adhered to. During the absence or disability of both the Chair and CEO, the President shall preside as Chair and CEO.

  Vice President- Vice President(s) if appointed by the Board, reports directly to the President. Each Vice President shall perform duties as the Board shall prescribe.

  Secretary- The Secretary shall: (a) attend all meetings of the Board and of the shareholders; (b) record all votes and minutes of all proceedings; (c) give or cause to be given notice of all meetings of shareholders and of special meetings of the Board; (d) perform such other duties as may be prescribed by the President or the Board.

  Treasurer- The Treasurer roll may be assumed by the Chair, CEO and President. The Treasurer’s function shall be: (a) sign checks, notes and orders for the payment of money of the funds and securities of the Fund; (b) perform such other duties as may be prescribed by the Board.

  Chief Compliance Officer (CCO)- is the officer primarily responsible for overseeing and managing regulatory and compliance issues for the Fund. This includes preparation of legal filings and other regulatory responsibilities.

Article 5 – INDEMNIFICATION OF DIRECTORS AND OFFICERS

To the extent permitted by law, the Fund shall indemnify each Director and Officer of the
Fund, against all expenses and liabilities reasonably incurred by their connection with or arising out of any action, suit, or proceeding in which they may be involved by reason of their being or having been a Director or Officer of the Fund, whether or not they continued to be a Director or Officer at the time of incurring such expenses and liabilities; such expenses and liabilities to include, but not limited to, judgments, court costs, attorneys’ fees and the cost of settlements. The Fund shall not, however, indemnify such Director or Officer with respect to matters as to which they shall be finally adjudged in any such action, suit, or proceeding to have been liable because of willful misconduct in the performance of their duties as such Director or Officer. In the event a settlement or compromise is effected, indemnification may be had only if the Board of Directors shall have been furnished with an opinion of counsel for the Fund to the effect that such settlement or compromise is in the best interest of the Fund, and that such Director or Officer is not liable for willful misconduct in the performance of their duties with respect to such matters, and if the Board shall have adopted a resolution approving such settlement or compromise. The foregoing right of indemnification shall not be exclusive of other rights to which any Director or Officer may be entitled as a matter of law.

Article 6 – Fiscal Year

The fiscal year shall begin the first day of January each year.

Article 7 – By-Law Changes

The by-laws may be amended, repealed, or adopted by the Board of Directors.

Approval: March 18, 2026